Exhibit 99.1

PRESS RELEASE MEDIA CONTACT: Liz Shows Odyssey Marine Exploration, Inc. (813) 876-1776 x 2562 lshows@odysseymarine.com

Odyssey Marine Exploration Notified by Nasdaq of Full Compliance with

Requirements for Continued Listing

TAMPA, Fla., January 30, 2017 — Odyssey Marine Exploration, Inc. (Nasdaq: OMEX), a pioneer in the field of deep-ocean exploration, announced today that on January 30, 2017, the Company received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company is in compliance with all applicable listing standards for continued listing on The Nasdaq Capital Market, including the $35 million market value of listed securities requirement. As a result, the Company’s securities will continue to be listed on Nasdaq, and the hearing before the Nasdaq Hearings Panel has been cancelled by Nasdaq.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology. The company has numerous projects in various stages of development around the world from both our own portfolio as well as through third-party contracts. For additional details, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 30, 2016.

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